 19:

NEWS   FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  August 17, 2005

CONTACT:  Steven R. Williams - (304) 842-3597   http://www.petd.com

Petroleum Development Receives NASDAQ Delisting Notice;

Will Appeal at Hearing with NASDAQ

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETD) today announced that on August 16, 2005, the Company received a notice from the staff of the NASDAQ Stock Market indicating that the Company is subject to potential delisting from the NASDAQ National Market as a result of the Company's failure to file its quarterly financial statements on Form 10-Q for the quarter ended June 30, 2005 in a timely fashion as required under NASDAQ Marketplace Rule 4310(c)(14). The receipt of the notice does not result in immediate delisting of the Company's common stock.

The Company will file a request for a hearing to appear before a NASDAQ Listing Qualifications Panel to appeal the NASDAQ's staff determination. The request of the hearing will stay the potential delisting until the appeal has been heard and the panel has rendered its decision. Starting August 18, 2005, the Company's stock will trade with the modified ticker symbol "PETDE" to indicate its delinquent filing status. There can be no assurance that the NASDAQ Listing Qualification Panel will grant the Company's request for continued listing until the Form 10-Q is filed.

As previously announced on August 15, 2005, the filing of the Company's quarterly financial statements on Form 10-Q for the quarter ended June 30, 2005 has been delayed in order to allow the Company and its independent registered public accounting firm, KPMG, to complete a comprehensive review of the Company's derivative accounting under Financial Accounting Standard No. 133 "Accounting for Derivatives Instruments and Hedging Activities."

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas.  The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003.  PDC was named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

###

103 East Main Street • P. O. Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597